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                  [LETTERHEAD OF GOLDMAN SACHS APPEARS HERE]

                                                                    Exhibit 99.1

November 10, 1997


The Board of Directors
JP Foodservice, Inc.
9830 Patuxent Woods Drive
Columbia, Maryland 21046

Re: Proxy Statement of JP Foodservice

Gentlemen:

Reference is made to our opinion letter dated November 5, 1997 with respect to the Agreement and Plan of Merger among JP Foodservice, Inc. (the "Company"), Hudson Acquisition Corp., a wholly-owned subsidiary of the Company, and Rykoff-Sexton, Inc., as amended as of November 5, 1997.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of JP Foodservice, Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Summary-The Merger-Opinions of Financial Advisors to JP Foodservice," "The Merger-Recommendation of the JP Foodservice Board of Directors; Reasons for the Merger" and "The Merger-Opinions of Financial Advisors to JP Foodservice" and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion. We do not consent to the furnishing of this letter to the Securities and Exchange Commission.

Very truly yours,



Goldman, Sachs & Co.